UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

4500 Dorr Street, Toledo, Ohio		43615

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On September 11, 2006, Dana Corporation (Dana) issued a news release announcing that it and two affiliates have entered into asset purchase agreements with Hendrickson USA, L.L.C. and its affiliates for the sale of Dana’s trailer axle manufacturing business. The text of the release is set out in the attached Exhibit 99.1. As announced in the release, the agreements provide for the buyers to acquire certain assets located in Lugoff, South Carolina; Barrie, Ontario, Canada; and Wuxi, China that are used to manufacture heavy-duty trailer axles and suspensions for an aggregate price of approximately $38 million in cash, and to assume certain liabilities related to the business. The transactions are subject to the approval of the United States Bankruptcy Court for the Southern District of New York, which has jurisdiction over Dana’s bankruptcy case, In re Dana Corporation, et al., Case No.
06-10354 (BRL). Dana has filed a motion with the Bankruptcy Court seeking approval of procedures that will provide an opportunity for competitive bids on the trailer axle assets before the sale is approved by the Court. While there can be no assurances, Dana expects the bidding process to be completed and the sale to close in the fourth quarter of 2006.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is filed with this report.

Number	Description
99.1	Text of Dana Corporation news release dated September 11, 2006

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: September 11, 2006	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

Exhibit Index

Number	Description
99.1	Text of Dana Corporation news release dated September 11, 2006

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